Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Chicago, IL-May 5, 2017-OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter ended March 31, 2017.

FINANCIAL HIGHLIGHTS

•	Net investment income of $3.3 million, or $0.34 per share.

•
Adjusted net investment income of $3.6 million, or $0.37 per share, which approximated 110% of our distribution for the first quarter, representing the eighth straight quarter our adjusted net investment income covered the distribution(1).

•	Net asset value ("NAV") increased to $14.98 per share at March 31, 2017 from $14.82 per share at December 31, 2016 and there were no cash non-accruals.

•	Two-thirds of our loan portfolio was floating rate and the weighted average yield of our loan portfolio was 12.03% as of March 31, 2017.

•	100% of our debt is fixed rate with a weighted average cost of 3.60% as of March 31, 2017; 95% of our debt matures in 2022 and beyond.

•	Closed investments totaled $6.1 million in the first quarter of 2017; as of May 5, 2017, we closed approximately $29.0 million of additional new investments during the second quarter of 2017.

•	On May 2, 2017, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the second quarter of 2017, payable on June 30, 2017 to stockholders of record as of June 16, 2017.

"We are pleased that our NAV increased from the end of 2016," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. “At the end of the first quarter, we raised approximately $53.7 million through a common stock offering to help fund our investment pipeline. We believe that the larger equity base also improves our risk profile and scale. We are optimistic about the future given the strength of our direct origination and underwriting platform. Our commitment to strong, long-term performance is enhanced by the alignment of interests of our stockholders and our external manager, which continues to own approximately 2.9 million shares, or 22% of the outstanding OFS Capital common stock."

(1) Supplemental information regarding adjusted net investment income:
On a supplemental basis, we disclose adjusted net investment income ("Adjusted NII") (including on a per share basis), which is a financial measure calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted NII represents net investment income excluding the net capital gains incentive fee (fee adjustments) in periods in which they occur. Our management agreement with OFS Capital Management, LLC ("OFS Advisor") provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include gains associated with the capital gains incentive fee. In addition, management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies. Reconciliations of net investment income to Adjusted NII are set forth in Schedule I.

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At March 31, 2017
Total assets	$307.4
Investment portfolio, at fair value	$258.3
Net assets	$145.4
Net asset value per share	$14.98
Weighted average yield (1)	12.03%
(1) The weighted average yield on our debt investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees, divided by (b) amortized cost of debt investments, excluding assets on non-accrual basis as of the balance sheet date. The weighted average yield of our debt investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter ended March 31,
Operating Results	2017	2016
Total investment income	$8.0	$7.8
Net investment income	$3.3	$3.7
Net investment income per common share, basic and diluted	$0.34	$0.38
Adjusted net investment income (a Non-GAAP measure described below)	$3.6	$3.5
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.37	$0.36
Net increase in net assets resulting from operations	$4.9	$2.3

	Quarter ended March 31,
Portfolio Activity	2017	2016
Number of new portfolio companies	—	—
Investments in new portfolio companies	$—	$—
Investments in existing portfolio companies	$6.1	$6.5
Number of portfolio companies at end of period	38	36

PORTFOLIO AND INVESTMENT ACTIVITIES

During the first quarter of 2017, OFS Capital closed $6.1 million of new senior secured debt investments in five existing portfolio companies, which included a delayed draw funding of $0.5 million.
The total fair value of OFS Capital’s investment portfolio was $258.3 million at March 31, 2017, which was equal to approximately 102% of amortized cost. As of March 31, 2017, the fair value of OFS Capital's debt investment portfolio totaled $217.3 million in 36 portfolio companies, of which 76% and 24% were senior secured loans and subordinated loans, respectively. As of March 31, 2017, we also held approximately $41.0 million in equity investments, at fair value, in 17 portfolio companies in which we also held debt investments and two portfolio company in which we solely held an equity investment. We had unfunded commitments of $2.1 million to three portfolio companies at March 31, 2017. As of March 31, 2017, floating rate loans comprised 67% of OFS Capital’s debt investment portfolio, with the remaining 33% in fixed rate loans, as a percentage of fair value.

RESULTS OF OPERATIONS

Interest Income:
Interest income increased by $0.5 million for the three months ended March 31, 2017 compared to the three months ended March 31, 2016. The increase was primarily due to a $0.6 million increase caused by a 10% increase in the average outstanding loan balance, offset by a $0.1 million decrease caused by a 1% decrease in our weighted average yield in our portfolio for the three months ended March 31, 2017. Acceleration of Net Loan Fees of $0.1 million and $0.1 million were included in interest income for the three months ended March 31, 2017 and 2016, respectively.

Fee Income:
Fee income decreased by $0.3 million for the three months ended March 31, 2017 compared to the three months ended March 31, 2016, primarily due to a decrease in prepayment fees. We recorded prepayment fees of $0.2 million resulting from $16.9 million of unscheduled principal payments during the three months ended March 31, 2017 compared to prepayment fees of $0.5 million resulting from $11.5 million of unscheduled principal payments we recorded during the three months ended March 31, 2016.

Expenses
Incentive fee expense increased by $0.4 million for the three months ended March 31, 2017, compared to the three months ended March 31, 2016. The increase was primarily due to an increase in the accrued Capital Gains Fee during three months ended March 31, 2017. During the three months ended March 31, 2017 we recorded a Capital Gains Fee of $0.3 million compared to a Capital Gains Fee of $(0.1) million recorded during three months ended March 31, 2016, which represents the reversal of the accrued Capital Gains Fee at December 31, 2015.

Net gain (loss) on investments
Net gain (loss) on investments consists of the sum of: (a) realized gains and losses from the sale of debt or equity securities, or the redemption of equity securities; and (b) changes in net unrealized appreciation/depreciation on debt and equity investments. In the period in which a realized gain or loss is recognized, such gain or loss will generally be offset by the reversal of previously recognized unrealized appreciation or depreciation, and the net gain recognized in that period will generally be smaller. The unrealized appreciation or depreciation on debt securities is also reversed when those investments are redeemed or paid off prior to maturity. In such instances, the reversal on unrealized appreciation or depreciation will be reported as a net loss or gain, respectively, and may be partially offset by the acceleration of any premium or discount on the debt security in interest income and any prepayment fees on the debt security in fee income.
We recognized net losses of $1.6 million on senior secured debt during the three months ended March 31, 2017, primarily as a result of the impact of changes to EBITDA multiples used in our valuations, offset by the positive impact of portfolio company-specific performance factors.
We recognized net losses of $0.2 million on subordinated debt during the three months ended March 31, 2017, primarily as a result of the net impact of portfolio company-specific performance factors.
We recognized net gains of $3.0 million on preferred equity investments for the three months ended March 31, 2017, primarily as a result of the net impact of changes to EBITDA multiples used in our valuations and the net positive impact of portfolio company-specific performance factors.
We recognized net gains of $0.4 million on common equity and warrant investments for the three months ended March 31, 2017, primarily as a result of the impact of changes to EBITDA multiples used in our valuations, offset primarily by the net negative impact of portfolio company-specific performance factors.
LIQUIDITY AND CAPITAL RESOURCES
At March 31, 2017, we had $44.1 million in cash and cash equivalents and $149.9 million in outstanding SBA-guaranteed debentures. As of March 31, 2017, we had $16.3 million available for additional borrowings on our senior secured revolving credit facility with Pacific Western Bank and had drawn all of our available SBA-guaranteed debentures.
RECENT DEVELOPMENTS
In April 2017, we completed a public offering of 3,625,000 shares of our common stock at a public offering price of $14.57 per share (the "Offering"). OFS Advisor paid all of the underwriters' sales load and an additional supplemental payment of $0.25 per share, reflecting the difference between the public offering price of $14.57 per share and the net proceeds of $14.82 per share, which also represented the Company's NAV per share at the time of the Offering. All payments made by OFS Advisor are not subject to reimbursement by us. We received net proceeds from this offering of approximately $53.7 million.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, May 5, 2017, at 9:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through May 15, 2017, at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10106324
.
For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the first quarter ended March 31, 2017, which will be filed with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $155,090 and $178,279, respectively)	$146,989	$173,219
Affiliate investments (amortized cost of $74,714 and $76,306, respectively)	84,140	81,708
Control investments (amortized cost of $24,661 and $24,722, respectively)	27,182	26,700
Total investments at fair value (amortized cost of $254,465 and $279,307, respectively)	258,311	281,627
Cash and cash equivalents	44,087	17,659
Interest receivable	1,064	1,770
Prepaid expenses and other assets	3,967	3,974
Total assets	$307,429	$305,030

Liabilities
Revolving line of credit	$8,000	$9,500
SBA debentures (net of deferred debt issuance costs of $2,942 and $3,037, respectively)	146,938	146,843
Interest payable	410	1,599
Management and incentive fees payable	2,374	2,119
Administration fee payable	587	435
Payable for investment purchased	2,943	—
Accrued professional fees	656	477
Other liabilities	134	279
Total liabilities	162,042	161,252

Commitments and Contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of March 31, 2017, and December 31, 2016, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,703,216 and 9,700,297 shares issued and outstanding as of March 31, 2017, and December 31, 2016, respectively	97	97
Paid-in capital in excess of par	134,359	134,300
Accumulated undistributed net investment income	6,786	6,731
Accumulated undistributed net realized gain	299	330
Net unrealized appreciation on investments	3,846	2,320
Total net assets	145,387	143,778

Total liabilities and net assets	$307,429	$305,030

Number of shares outstanding	9,703,216	9,700,297
Net asset value per share	$14.98	$14.82

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Investment income
Interest income:
Non-control/non-affiliate investments	$4,841	$4,736
Affiliate investments	1,878	1,686
Control investment	562	341
Total interest income	7,281	6,763
Dividend income:
Non-control/non-affiliate investments	83	28
Affiliate investments	390	529
Control investments	33	—
Total dividend income	506	557
Fee income:
Non-control/non-affiliate investments	156	478
Affiliate investments	58	32
Control investments	33	13
Total fee income	247	523

Total investment income	8,034	7,843

Expenses
Interest expense	1,387	1,308
Management fees	1,192	1,115
Incentive fee	1,181	733
Professional fees	263	314
Administration fee	401	428
General and administrative expenses	270	290

Total expenses	4,694	4,188

Net investment income	3,340	3,655

Net realized and unrealized gain (loss) on investments
Net realized gain on non-control/non-affiliate investments	—	2,566
Net change in unrealized appreciation/depreciation on non-control/non-affiliate investments	(3,041)	(4,092)
Net change in unrealized appreciation/depreciation on affiliate investments	4,024	146
Net change in unrealized appreciation/depreciation on control investment	543	4

Net gain (loss) on investments	1,526	(1,376)

Net increase in net assets resulting from operations	$4,866	$2,279

Net investment income per common share - basic and diluted	$0.34	$0.38
Net increase in net assets resulting from operations per common share – basic and diluted	$0.50	$0.24
Distributions declared per common share	$0.34	$0.34
Basic and diluted weighted average shares outstanding	9,700,329	9,691,183

Schedule I
Non-GAAP Financial Measure – Adjusted NII
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a non-GAAP basis. Adjusted NII represents net investment income excluding the net capital gains incentive fee (fee adjustments) in periods in which they occur. Our management agreement with OFS Advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include gains associated with the capital gains incentive fee. In addition, management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented (dollar amounts in thousands, except per share data):

	Quarter ended March 31,
	2017	2016
Net investment income	$3,340	$3,655

Capital gains incentive fee	283	(139)

Adjusted net investment income	$3,623	$3,516

Adjusted net investment income per common share:
Basic and diluted	$0.37	$0.36

Weighted average shares outstanding:
Basic and diluted	9,700,329	9,691,183

ABOUT OFS CAPITAL
OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 million to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's belief that a larger equity base improves the Company's risk profile and scale; the strength of the direct origination and underwriting platform; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS

Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com